Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on form N-2 of our reports dated February 24, 2022 relating to the consolidated statements of assets and liabilities of Blackrock TCP Capital Corp. and subsidiaries, including the consolidated schedules of investments, as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in net assets, and cash flows for each of the three years in the period then ended, financial highlights (in Note 10) for each of the five years in the period then ended, and the related notes and consolidating schedules and statements listed in Index at Item 15(a) and the effectiveness of BlackRock TCP Capital Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of BlackRock TCP Capital Corp. for the year ended December 31, 2021.

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ Deloitte & Touche LLP

Los Angeles, California

September 23, 2022